EX-99.77Q1 OTHR EXHB
SUB-ITEM 77Q1(d):  CONSTITUENT INSTRUMENTS DEFINING THE RIGHTS OF THE HOLDERS OF ANY NEW CLASS OF SECURITIES AND OF ANY AMENDMENTS TO CONSTITUENT INSTRUMENTS REFERRED TO IN ANSWER TO SUB -ITEM 77I.

Amended Rule 18f-3 Multiple Class Plan for LoCorr Investment Trust (the "Trust") to include a new Series for the Trust, the LoCorr Market Trend Fund, a fund with three share classes (Class A Shares, Class C Shares and Class I Shares), is incorporated herein by reference to Exhibit 99.28(N) to Post-Effective Amendment No. 17 to the Trust's registration statement on Form N-1A, filed on June 23, 2014, SEC Accession Number 0000894189-14-002885 (File No. 811-22509).